Contact:
Jennifer LaVin
617-715-6687
jennifer.lavin@genocea.com

Genocea Announces Private Placement Financing of Up to $39 Million

CAMBRIDGE, Mass., February 12, 2019 - Genocea Biosciences, Inc. (NASDAQ: GNCA), a biopharmaceutical company developing personalized cancer immunotherapies, today announced that it has entered into a private placement with certain existing and new investors providing for the purchase of up to approximately $39.2 million of its common stock and warrants to purchase shares of Genocea common stock, in two closings.

In the first closing, Genocea will offer 25.6 million shares of common stock and 4.25 million pre-funded warrants to purchase common stock, along with accompanying warrants to purchase 0.25 shares of common stock for each share of common stock or pre-funded warrant purchased by an investor, for expected aggregate gross proceeds to Genocea of approximately $15.0 million (before deducting fees to the placement agents and other offering expenses payable by Genocea). The warrants will be exercisable immediately upon issuance, in whole or in part, at an exercise price of $0.5656 per share and will have a five-year term. The first closing of the private placement is expected to occur on or about February 14, 2019, subject to customary closing conditions.

Contingent on satisfactory top-line immunogenicity results from the ongoing Phase 1/2a clinical trial for GEN-009, Genocea’s neoantigen vaccine candidate, expected in late second quarter or early third quarter of this year, Genocea will have the option to conduct a second closing and sell up to an additional $24.2 million of shares of common stock to the investors who participated in the first closing at a purchase price per share equal to the greater of $0.4713 per share and a per share price that is derived from the volume weighted average price of the common stock for the period between the public release of the Phase 1/2a data and Genocea’s exercise of its option to proceed with the second closing. An investor in the first closing that does not purchase at least 50% of the shares that it specified it would purchase in the second closing will forfeit any unexercised warrant purchased in the first closing.

Genocea intends to use the net proceeds from the offering to support the ongoing clinical study of GEN-009, advancing GEN-011, a neoantigen adoptive T cell therapy candidate for the treatment of cancer, toward an Investigational New Drug Application with the U.S. Food and Drug Administration, and for working capital and other general corporate purposes.

The securities sold in the offering have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Genocea has agreed to file a resale registration statement with the Securities and Exchange Commission (the “SEC”) within 60 days of the closing of the offering for purposes of registering the resale of the shares of common stock issued or issuable in connection with the offering.

This notice is issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Genocea Biosciences, Inc.
Genocea's mission is to help conquer cancer by designing and delivering targeted cancer vaccines and immunotherapies. While traditional immunotherapy discovery methods have largely used predictive methods to propose T cell targets, or antigens, Genocea has developed ATLAS™, its proprietary technology platform, to identify clinically relevant antigens of T cells based on actual human immune responses. Genocea is currently studying the safety, immunogenicity, and efficacy of its lead neoantigen cancer vaccine, GEN-009, in a Phase 1/2a clinical trial.

Genocea Forward-Looking Statement
This press release includes forward-looking statements, including statements relating to immunogenicity-related clinical trial results, the proposed offering terms and the use of the net proceeds therefrom, within the meaning of the Private Securities Litigation Reform Act. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Applicable risks and uncertainties include those identified under the heading "Risk Factors" included in Genocea's Annual Report on Form 10-K for the year ended December 31, 2017 and any subsequent SEC filings. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements.